Exhibit 99.1

Canterbury Park Holding Corporation Announces 2009 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 13, 2009--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the first quarter ended March 31, 2009.

Canterbury Park Holding Corporation (the “Company”) earned net income of $316,774 on net revenues of $8,195,176 for the three months ended March 31, 2009, compared to net income of $498,880 on net revenues of $10,200,063 for the same period in 2008. Diluted earnings per share for the first quarter of 2009 were $.08 compared to $.12 for the same period last year. Additional information regarding first quarter 2009 results is presented in the accompanying table.

Net revenues in the first quarter of 2009 declined 19.7% from the comparable period in 2008 due to a 19.7% decrease in pari-mutuel revenues to $1,990,366 and a 21.8% decrease in Card Club revenues to $5,104,228. Compared to the first quarter in 2008, poker revenue and casino games revenue decreased 28.7% and 15.1%, respectively. The decrease in operating revenues is primarily attributable to a steep decline in discretionary spending on entertainment resulting from the economic downturn that began in 2008 and that has continued throughout the first quarter of 2009. In addition, the Company now faces direct competition from Running Aces Harness Park (“Running Aces”), a harness track and card club that opened in Anoka County in April 2008. The Company believes wagering at Running Aces has had a direct negative effect on both the Company’s pari-mutuel and card club revenue. To minimize the impact of the revenue decline, management has implemented various expense control measures. As a result, operating expenses decreased $1,773,181 in the first quarter, an 18.9% decrease compared to the same period in 2008, primarily reflecting decreases in purse expense and salaries and benefits.

“A number of factors converged to substantially reduce our revenues and earnings in the first quarter as compared to the same period in 2008,” stated Randy Sampson, Canterbury Park’s President and CEO. “First, the widening decline in the economy has had a substantial adverse effect on the Company’s results. Rising unemployment, the credit crisis and financial market volatility all contributed to reduced consumer confidence and a decline in discretionary spending on gaming and horse racing at Canterbury Park, as well as throughout the rest of the country. Second, 2009 first quarter results, as compared to the 2008 first quarter, reflect the full impact of direct competition in our market from Running Aces. Given the many challenges we currently face, we are encouraged that we were able to achieve a net profit of over $315,000 in the first quarter of 2009. In addition, as we approach the 2009 live racing season, which begins this weekend, Friday, May 15th, we are looking forward to offering an exciting entertainment product to our live racing fans.”

About Canterbury Park:

One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement:

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Operating Revenues (net)	$8,195,176	$10,200,063

Operating Expenses	$7,616,689	$9,398,870

Non-Operating Income, net	$287	$46,787

Income before Income Tax Expense	$578,774	$856,980

Income Tax Expense	$262,000	$358,100

Net Income	$316,774	$498,880

Basic Net Income Per Common Share	$0.08	$0.12

Diluted Net Income Per Common Share	$0.08	$0.12

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223